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                                                                   Exhibit 99.14


CONSENT OF INDEPENDENT AUDITORS

Smith Barney Fundamental Value Fund Inc.:

We consent to the use in the Registration Statement on Form N-14, relating to the acquisition of Smith Barney Natural Resources Fund, of our report dated November 12, 1999, appearing in the Annual Report to Shareholders for the year ended September 30, 1999, which is incorporated by reference in the Statement of Additional Information, which is included in such Registration Statement on Form N-14, and to the references to us under the caption "Synopsis - Introduction" in the Proxy Statement/Prospectus, which is also included in such Registration Statement on Form N-14.


/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
New York, New York
September 15, 2000